                            Exhibit 99.3

News from

Buckeye

FOR IMMEDIATE RELEASE
                                                Contact:                                 Steve Dean
                                                                                                          Sr. Vice President
and Chief Financial Officer
901-320-8352
Shirley Spears
Investor Relations
901-320-8125
Website:  www.bkitech.com

BUCKEYE ANTICIPATES IMPROVEMENT IN APRIL-JUNE QUARTER RESULTS

MEMPHIS, TN July 25, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects its profitability for the April-June quarter to be in the range of 34-36 cents per share compared to 3 cents per share in the same quarter of the previous year.

Chairman and Chief Executive Officer, John B. Crowe said, “Our fourth quarter net sales were up 3.5% compared to a good period last year.  Demand for our specialty wood and cotton products, nonwoven materials and fluff pulp were all strong in the quarter.  The majority of the earnings improvement is due to a combination of higher prices, better mix and cost reductions.  The quarter also benefited from income associated with a water conservation partnership (3 cents per share) and adjustments to our tax valuation allowance relating to state income taxes (6 cents per share).”

Buckeye plans to announce April-June and fiscal 2007 results on August 1, 2007 and has scheduled a conference call at 10:30 a.m. ET, Wednesday, August 8, 2007 to discuss fourth quarter and annual results.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning    of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.